Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

On December 3, 2007, Natus Medical Incorporated (“Natus”, the “Company”) filed a Current Report on Form 8-K to report that it had completed the acquisition of Excel-Tech Ltd. (“Xltek”), based in Oakville, Ontario, Canada, pursuant to an arrangement agreement dated as of October 9, 2007 by and among the Company, Xltek, and 4437713 Canada, Inc., a wholly-owned subsidiary of the Company. Under the terms of the arrangement agreement, Natus, through its wholly owned subsidiary, acquired Xltek by means of a court-approved plan of arrangement. The acquisition closed and became effective on November 29, 2007.

On February 12, 2008 the Company filed an amendment to the aforementioned Current Report to provide pro forma financial information as of and for the nine months ended September 30, 2007, and for the twelve months ended December 31, 2006, and certain other acquisition related information.

The following unaudited pro forma condensed combined statement of operations (“Pro Forma Statement of Operations”) for the year ended December 31, 2007 is based on the historical financial statements of the Company and Xltek after giving effect to the acquisition using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the Pro Forma Statement of Operations.

The Pro Forma Statement of Operations has been prepared by management for illustrative purposes only and is not necessarily indicative of the condensed consolidated results of operations in future periods or the results that actually would have been realized had Natus and Xltek been a combined company during the specified period. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. The Pro Forma Statement of Operations, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with:

•	The accompanying notes to the Pro Forma Statement of Operations;

•	The separate historical consolidated financial statements of the Company included in its Annual Report on Form 10-K as of and for the year ended December 31, 2007; and

•

The separate historical audited financial statements of Xltek for the year ended January 31, 2007 and the separate unaudited financial statements of Xltek for the six months ended July 31, 2007, all of which are included in the Company’s form 8-K/A filed on February 12, 2008.

The Pro Forma Statement of Operations also includes certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as amortization expense on acquired intangible assets, interest expense on acquisition related borrowing, and the amortization of debt issuance costs.

The Pro Forma Statement of Operations does not include the impacts of any revenue, cost, or other operating synergies that may result from the acquisition or any related restructuring actions. Cost savings, if achieved, could result from the elimination of redundant costs including headcount and facilities. The Pro Forma Statement of Operations does not reflect certain amounts resulting from the acquisition because the Company’s management considers them to be of a non-recurring nature. Such amounts are comprised primarily of change-of-control and restructuring costs related to the integration of the Company and Xltek’s businesses. To the extent these costs relate to the Xltek business and meet certain criteria, an amount will be recorded on the opening balance sheet in purchase accounting in accordance with Emerging Issues Task Force (“EITF”) Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” To the extent that such costs relate to the Company’s businesses, they will not meet the criteria in EITF Issue No. 95-3, and will be recorded as expenses through the statement of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2007

(in thousands, except per share amounts)

	Natus	Xltek	Pro Forma Adjustments		Pro Forma Combined
Revenue	$118,374	$26,266	$(144)	iii	$144,496
Cost of revenue	43,100	14,599	417	ii	58,116

Gross profit	75,274	11,667	(561)		86,380

Operating expenses:
Marketing and selling	28,202	8,182	184	ii	36,568
Research and development	15,645	2,902	142	ii	18,689
General and administrative	15,214	4,457	—		19,671
Acquired in-process research and development	300	—	—		300

Total operating expenses	59,361	15,541	326		75,228

Income/(loss) from operations	15,913	(3,874)	(887)		11,152
Other income, net	101	464	(432)	i	133

Income/(loss) before provision for income tax	16,014	(3,410)	(1,319)		11,285
Provision for income tax	6,234	—	—		6,234

Net income (loss)	$9,780	$(3,410)	$(1,319)		$5,051

Earnings per share:
Basic	$0.45				$0.23

Diluted	$0.43				$0.22

Weighted average shares used in the calculation of basic and diluted net income per share:
Basic	21,600				21,600

Diluted	22,815				22,815

The accompanying notes are an integral part of this unaudited pro forma condensed combined statement of operations.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENT OF OPERATIONS

1 - Basis of Pro Forma Presentation

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 is based on the historical financial statements of the Company and Xltek after giving effect to the acquisition using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited condensed combined pro forma statement of operations. All dollar amounts are in U.S. Dollars unless noted otherwise.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 combines the historical consolidated statement of operations of Natus for the year ended December 31, 2007, with the historical consolidated statement of operations of Xltek for the period from January 1, 2007 to the date of the acquisition.

Xltek statement of operations has been prepared in accordance with accounting principles generally accepted in the United Sates of America and converted from Canadian Dollars to U.S. Dollars pursuant to SFAS No. 52, Foreign Currency Translation.

2 - Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the amortization expense related to the estimated amortizable intangible assets, to reflect interest expense and amortization of debt issuance costs associated with acquisition borrowing, and to reflect the impact on revenue of the write-down of deferred revenue to fair value.

The Company utilized CAD $13.7 million of Xltek cash to fund the acquisition. There were no other significant intercompany balances and transactions between Natus and Xltek as of the dates and for the periods of this pro forma condensed combined financial statement.

Following are the descriptions of the pro forma adjustments to the condensed combined statement of operations:

i.	To record interest expense and amortization of debt issuance costs associated with acquisition borrowing;

ii.	To record amortization expense related to the acquired amortizable intangible assets; and

iii.	To record the impact on revenue of the write-down of deferred revenue to fair value.